UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
        Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): February 7, 2006

                             TRIARC COMPANIES, Inc.
             (Exact name of registrant as specified in its charter)

  Delaware                            1-2207                   38-0471180
  (State or other jurisdiction  (Commission File Number)     (IRS Employer
     of incorporation)                                      Identification No.)


                280 Park Avenue
                  New York, NY                               10017
      (Address of principal executive offices)             (Zip Code)


      Registrant's telephone number, including area code: (212) 451-3000

                                 Not Applicable
          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sales of Equity Securities

     On February 7, 2006, Triarc Companies, Inc. (the "Company") agreed to repurchase an aggregate of $25,155,000 principal amount of its 5% Convertible Notes due 2023 (the "Notes"), and to pay accrued and unpaid interest and related premiums, in exchange for an aggregate of 628,875 shares of Class A Common Stock, par value $0.10 per share ("Class A Common Stock"), 1,257,750 shares of Class B Common Stock, par value $0.10 per share ("Class B Common Stock") and an aggregate cash payment to the selling noteholders of $1,610,406, subject to adjustment depending upon the actual date of the closings, in privately negotiated transactions (the "Exchanges"). Upon the satisfaction of the conditions set for in the related indenture, the Notes that are to be acquired would have been convertible into 628,875 shares of Class A Common Stock and 1,257,750 shares of Class B Common Stock (assuming the current conversion rate). The Company expects the Exchanges to settle on or about February 10, 2006. The shares of Class A Common Stock and Class B Common Stock will be issued in reliance upon the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. The Company expects to record a pre-tax charge of approximately $1.6 million in connection with these transactions. As a result of these transactions, the Company has repurchased, or agreed to repurchase, a total of $165,776,000 of the $175,000,000 principal amount of Notes that were issued by the Company in May 2003.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2006

                                   TRIARC COMPANIES, INC.



                                   By:  /s/STUART I. ROSEN
                                   -----------------------------
                                        Stuart I. Rosen
                                        Senior Vice President
                                           and Secretary